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                                                                   EXHIBIT 10.34

                              EMPLOYMENT AGREEMENT

                              (Christopher G. Kuhn)

This EMPLOYMENT AGREEMENT, dated December 16, 2002 (this "AGREEMENT"), is between Verticalnet, Inc., a Pennsylvania corporation (the "COMPANY"), and Christopher G. Kuhn (the "EMPLOYEE").

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1. Employment

This Agreement is effective December 16, 2002 (the "EFFECTIVE DATE"). The Employee shall be Vice President and General Counsel of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the "BOARD"). The Employee shall report directly to the Chief Executive Officer and be an officer of the Company.

2. Performance

The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may
(a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee's personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee's non-competition restrictions.

3. Term

The initial term of employment under this Agreement (the "INITIAL TERM") begins on the Effective Date and extends for 1 year. This Agreement renews automatically for one year renewal terms (a "RENEWAL TERM") unless either the Employee or the Company gives the other party written notice of non-renewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 1 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the "EMPLOYMENT TERM"). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4. Salary

The Employee's annual salary (the "SALARY") is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial rate of $165,000 (the "INITIAL SALARY"), effective retroactively to October 1, 2002. The portion of the Salary due from October 1, 2002 through and including December 31, 2002 shall be paid in a single, lump sum payment on January 1, 2003 or the pay date encompassing such date. The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

5. Bonus and Benefits

The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for officers generally. All bonus programs are at the discretion of the Board or the Compensation Committee.

Benefits and perquisites under this agreement will, at a minimum, be consistent with other Company Vice Presidents. Vacation shall be in accordance with Company policy, but not less than 4 weeks per year.

6. Confidential Information, Non-Competition and Non-Solicitation.

The Employee agrees to be covered by the terms of the Confidential Information, Invention and Non-Competition Agreement that the Employee has entered into upon the commencement of employment with the Company (the "CONFIDENTIAL INFORMATION, INVENTION AND NON-COMPETITION AGREEMENT"), which subject to the next following paragraph, includes a one year

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period of non-solicitation of employees and customers, and non-competition after termination of employment.

7.   Death

If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee's executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee's estate shall receive any unpaid Salary that has accrued through the date of termination, and a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to senior officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (b) the Employee's outstanding options are accelerated for an additional period of 6 months so that any of the Employee's options that were scheduled to vest over the 6 month period after the Employee's death shall accelerate and be vested on the date of death. By the terms of the options, all vested options (included accelerated options) are exercisable for one year from the date of death.

8.   Total Disability

If the Employee becomes "totally disabled," then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination,
(b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee became totally disabled, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to officers generally, (d) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company.

The term "TOTALLY DISABLED" means: (a) if the Employee is considered totally disabled under the Company's group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

9.   Termination for Cause

The Company may terminate the Employee for "cause" immediately upon notice from the Company. If the Employee is terminated for "cause", then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive any unpaid Salary that has accrued through the date of termination.

The term "CAUSE" means: (a) the Employee is convicted of a felony, or (b) in the reasonable determination of the Board, the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee's duties in the course of his employment with the Company, (2) caused material intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee's obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee's employment with the Company.

10.  Termination by the Employee

The Employee may terminate this Agreement by giving the Company written notice of termination two weeks in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive

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any unpaid Salary that has accrued through the termination date. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement.

Notwithstanding the first paragraph of this Section 10, if without the Employee's prior written consent or resignation, the Company or the Board takes an action that constitutes "Good Reason," as defined in Section 12, then during the period beginning with any such action and ending 6 months thereafter, the Employee shall have the right to terminate this Agreement by giving the Company written notice of termination, and upon termination the Employee shall receive the same compensation and benefits as if the Employee were terminated without "cause" by the Company under Section 11.

11.  Termination without Cause by the Company

The Company may terminate the Employee without "cause" by giving the Employee written notice of termination one month in advance of the termination date. The Employee may waive this notice period and set an earlier termination date.

If the Employee is terminated without "cause", then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

          a. The Company will pay to the Employee a lump sum severance payment in the amount equal to one-quarter (i.e. three (3) months) of the Salary then in effect; and

          b. The Company will also pay to the Employee the pro rata portion of any Bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

          c. The Employee's group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 6 months after termination on the same basis and cost to the Employee as then participating before termination, and

          d. Unvested options granted to the Employee on the Effective Date shall be accelerated in full, and

          e. All options granted on the Effective Date that are vested (including accelerated vesting) at termination will remain exercisable by their terms for 90 days after termination of employment, but not longer than the total life of the options, and

          f. The Employee and the Company will enter into a mutual general release.

12. Change of Control

During the 1 year period after a Change of Control, if the Company terminates the Employee without cause, or if the Employee terminates this Agreement for "Good Reason" by giving the Company written notice of termination 2 weeks in advance of the termination date (which the Employee shall have the right to do during this 1 year period), then, in such event:

          a. The Company will pay to the Employee a lump sum severance payment in the amount equal to one-half (i.e. six (6) months) of the annual Salary then in effect; and

          b. The Company will also pay to the Employee the pro rata portion of any Bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

          c. The Employee's group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 6 months after termination on the same basis and cost to the Employee as then participating before termination, and

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     d.   Unvested options granted to the Employee on the Effective Date shall be accelerated in full, and

     e. All options granted on the Effective Date that are vested (including accelerated vesting) at termination will remain exercisable by their terms for 90 days after termination of employment, but not longer than the total life of the options, and

     f.   The Employee and the Company will enter into a mutual general release.

The term "CHANGE OF CONTROL" means:

     a. Any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions),

     b.   Dissolution or liquidation of the Company,

     c.   When any person or entity, including a "group" as contemplated by
          Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting securities (based upon voting power), or

     d. Any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

The term "GOOD REASON" means:

     a. The transfer, without the Employee's prior written consent, to a location that is more than 50 miles from the Employee's principal place of business immediately preceding the transfer (which shall be Malvern, Pennsylvania as of the Effective Date),

     b. If without the Employee's prior written consent or resignation, the Company or the Board takes an action resulting in the Employee no longer being the General Counsel of the Company,

     c. A material reduction of the Employee's authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure,

     d. Any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

     e.   The nonrenewal of this Agreement by the Company.

13. Parachute Payment

Notwithstanding anything to the contrary in this Agreement, if the Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments or benefits that the Employee has the right to receive from the Company and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments under this Agreement (the Employee shall have the right to specify which) shall be either:

     a. Reduced (but not below zero) so that the present value of the total amount to be received by the Employee under this Agreement and otherwise will be one dollar ($1.00) less than three times the Employee's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code or

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     b.   Paid in full, whichever of (a) or (b) produces the better net after-tax position for the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether the reduction provided in clause (a) shall occur shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Employee's base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made and in the event that the reduction was more than was required, the Company shall immediately pay the amount that should have been paid to the Employee in the first instance.

14.  Governing Law

This Agreement is governed by Pennsylvania law.

15.  Entire Agreement; Amendments

This Agreement, the Confidential Information, Invention and Non-Competition Agreement and the option grant letter dated the Effective Date, set forth the entire understanding among the parties hereto, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company.

This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

16. No Assignment

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

VERTICALNET, INC:

By: /s/ Nathanael Lentz
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Name: Nathanael Lentz
Title: President and CEO

EMPLOYEE:

      /s/Christopher G. Kuhn
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Name: Christopher G. Kuhn